UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

November 4, 2008

PDL BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1400 Seaport Boulevard

Redwood City, California 94063
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(650) 454-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On November 6, 2008, PDL BioPharma, Inc. (the “Company” or “we”) issued a press release announcing our financial results for the third quarter ended September 30, 2008 (the “Earnings Release”). The Earnings Release is attached as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           We entered into an employment offer letter with John McLaughlin on November 4, 2008 (the “Offer Letter”) pursuant to which Mr. McLaughlin agreed to join the Company as Senior Advisor effective November 6, 2008. Subject to and in connection with the proposed spin off (the “Spin-off”) of PDL’s biotechnology operations into Facet Biotech Corporation (“Facet”), which will be a separate publicly traded company, PDL (the remaining royalty company) will appoint Mr. McLaughlin, effective as of the Spin-off date, as its President and Chief Executive Officer.

Mr. McLaughlin served as the Chief Executive Officer and a director of Anesiva, Inc., formerly known as Corgentech, Inc., a biopharmaceutical company, from January 2000 to June 2008.  He currently serves as a consultant to Anesiva.  From December 1997 to September 1999, Mr. McLaughlin was President of Tularik Inc., a biopharmaceutical company.  From September 1987 to December 1997, Mr. McLaughlin held a number of senior management positions at Genentech, Inc., a biopharmaceutical company, including Executive Vice President and General Counsel.  From January 1985 to September 1987, Mr. McLaughlin was a partner at a Washington, D.C. law firm specializing in food and drug law. Prior to that, Mr. McLaughlin served as counsel to various subcommittees in the United States House of Representatives, where he drafted numerous measures that became FDA laws.  Mr. McLaughlin co-founded and served as chairman of the Board of Directors of Eyetech Pharmaceuticals, Inc., a biopharmaceutical company. He serves as a director of Seattle Genetics, Inc. and co-founded and serves as a director of Peak Surgical, Inc.  He received a B.A. in Government from the University of Notre Dame and a J.D. from the Catholic University of America.

Pursuant to the Offer Letter, we will employ Mr. McLaughlin as an at-will employee for an annual base salary of $500,000.  Mr. McLaughlin’s annual target bonus will be 50% of his annual base salary, with the actual amount earned dependent upon company and individual performance. Mr. McLaughlin’s bonus with respect to 2008 service would be prorated based on his employment commencement date and would be determined by his contribution to the Company’s achievement of 2008 goals and objectives and his individual performance during 2008.

Effective 15 days following the Spin-off date, PDL will grant Mr. McLaughlin a special retention incentive award (the “Special Retention Incentive”) comprised of two components: (i) the right to receive $700,000 in cash, and (ii) a number of unvested restricted shares of PDL common stock with a Grant Value equal to $300,000.  For this purpose, “Grant Value” means the average of the closing prices of PDL’s common stock for the first 10 trading days following the Spin-off date.  Subject to Mr. McLaughlin’s continued employment, the Special Retention Incentive will vest and become payable upon the earlier to occur of (i) the second anniversary of the Spin-off date, or (ii) a merger or sale of PDL or a sale of all or substantially all of PDL’s assets, or any securitization or other monetization of all or substantially all of PDL’s assets.

If Mr. McLaughlin is terminated without Cause, as defined in the Offer Letter, or resigns for Good Reason, as defined in the Offer Letter, following his accession to the Chief Executive Officer position, but prior to his entitlement to the Special Retention Incentive, Mr. McLaughlin will receive, within five days of his separation from service, a lump sum cash payment equal to the sum of his annual base salary and target bonus.

The terms and conditions of Mr. McLaughlin’s employment set forth in the Offer Letter and summarized above will also apply upon Mr. McLaughlin’s appointment as President and Chief Executive Officer of the Company, provided, however, that if PDL does not complete the Spin-off, for any reason, within six months following November 6, 2008 (the “Spin-off Period”), then Mr. McLaughlin will be entitled to resign and PDL will pay him a special lump sum severance amount equal to six-months’ base salary, provided he tenders his resignation no later than three months following the end of the Spin-off Period.

The Offer Letter is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.  The foregoing description of the Offer Letter is qualified in its entirety by reference to Exhibit 10.1.

As previously announced, on October 8, 2008, Mr. McLaughlin was elected to serve as a Class II member of our Board, with a term expiring at the 2009 annual meeting of stockholders.  Consistent with our policy for the compensation of non-employee directors, effective November 6, 2008 Mr. McLaughlin will no longer be eligible to receive any compensation with respect to his service as a member of our Board.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
10.1	Offer Letter between PDL BioPharma, Inc. and John McLaughlin effective November 4, 2008
99.1	Press Release, dated November 6, 2008, regarding the financial results of PDL BioPharma, Inc. for the third quarter ended September 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    November 10, 2008

PDL BioPharma, Inc.

By:	/s/ Francis Sarena
Francis Sarena
Vice President, General Counsel and Secretary